Exhibit 2.1

PURCHASE AND SALE AGREEMENT

between

HILLIARD BENDER ENERGY, LLC
as Seller,

and

LIMESTONE ENERGY HOLDINGS, INC,

as Limestone.

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT, with the execution date and effectiveness of this agreement as set out on the signature page (the “Execution Date”), by and among Hilliard Bender Energy, LLC, a limited liability company organized under that laws of the State of Florida, (“Hilliard Bender”) and Limestone Energy Holdings, Inc, a corporation organized under the laws of the State of Florida (“Limestone”).  (Sometimes collectively referred to as “Parties”.)

W I T N E S S E T H:

WHEREAS, as of the Execution Date, HB Members have authorized Hilliard Bender’s Managing Member, Sydney D. Camper, (“Camper”) to sell all of their interests in Hilliard Bender to Limestone; and

WHEREAS, Hilliard Bender is currently engaged in the business of developing and operating oil and gas properties (the “Business”);

WHEREAS, at the Closing contemplated by this Agreement, Limestone shall acquire One Hundred Percent (100%) of the ownership interest in Hilliard Bender (the “HB Interest”); and

WHEREAS, Hilliard Bender desires to sell, and Limestone desires to purchase, all interest in Hilliard Bender on the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein and the benefits to be derived under this Agreement, the Parties hereby agree as follows:

INTERPRETATION; DEFINITIONS

Headings and References. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Unless expressly provided to the contrary, the terms “hereunder,” “hereof,” “herein” and words of similar import are references to this Agreement as a whole and not any particular section or provision of this Agreement.  References to the singular shall include the plural, and vice versa.  Except as otherwise expressly provided herein, any reference in this Agreement to any Contract or agreement shall mean such Contract or agreement as amended, restated, supplemented or otherwise modified from time to time up to the Closing Date.  “Include” and “including,” as used in this Agreement, shall mean include or including without limiting the generality of the description preceding such term.  Where this Agreement states that a Party “shall,” “will” or “must” perform in some manner or otherwise act or omit to act, it means that the Party is legally obligated to do so in accordance with this Agreement.  The words “date hereof” refer to the Execution Date.  The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase will not mean simply “if.”  The term “or” will not be deemed to be exclusive, unless the context so requires.  All references to Articles, Sections, Recitals, the Preamble, Schedules and Exhibits are, unless otherwise expressly stated, references to articles and sections of, and recitals, the preamble, schedules and exhibits to, this Agreement, save that in the event of any conflict between the Schedules or Exhibits and any provision contained in the Sections of this Agreement, the latter shall prevail.  The Schedules and Exhibits form part of this Agreement and shall be construed and shall have the full force and effect as if expressly set out in the body of this Agreement.  Any reference to any statute or statutory instrument in this Agreement shall be a reference to the same as amended, consolidated, extended, supplemented or reenacted from time to time or at any time prior to the date of this Agreement, and shall include any Orders, regulations, instruments or other subordinate legislation made under the relevant statute.

1.1   Definitions.  The following capitalized terms, as used in this Agreement, shall have the respective meanings set forth below or given to them in the provisions referenced.

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by, or under common control with such Person.  The terms “control,” “controlling,” and “controlled by” as used in the preceding sentence mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” means this Purchase and Sale Agreement, together with its Recitals, Exhibits, Schedules and the Disclosure Schedule attached hereto and the certificates delivered hereunder, as the same may be amended, extended or varied from time to time in accordance with its express terms.

 “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York, United States of America are authorized or required by applicable Law to close.

“Claim Notice” means written notification pursuant to Section 9.3(a) of a Third Party Claim as to which indemnity is sought by an Indemnified Party, enclosing a copy of all papers served, if any, and specifying in reasonable detail the nature of and basis for such Third Party Claim and for the Indemnified Party’s claim against the Indemnifying Party under Article IX, together with the amount or, if not then reasonably determinable, the estimated amount, determined in good faith, of the Loss arising from such Third Party Claim.

“Closing” has the meaning set forth in Section 3.1.

“Closing Conditions” means the conditions to close set forth in Article IV.

“Closing Date” means (i) the date which is the third (3rd) Business Day after the first date on which all Closing Conditions have been satisfied or waived pursuant to the terms of Article IV, other than those Closing Conditions which by their terms will be satisfied at the Closing, or (ii) such other date as Limestone and Hilliard Bender mutually agree upon in writing.

“Code” means the Internal Revenue Code of 1986, as amended.

 “Contract” means any agreement, lease, license, evidence of indebtedness, mortgage, indenture, security agreement or other contract.

“Dispute Period” means the period ending thirty (30) days following receipt by an Indemnifying Party of either a Claim Notice or an Indemnity Notice, as applicable.

“Environmental Law” means any Law relating to the regulation or protection of human health, safety or the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Governmental Entity” means any country or any state, county, city or other political subdivision thereof, and any Person exercising executive, legislative, judicial, regulatory or administrative functions of government, including, without limitation, any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality.

 “Hazardous Substance” means (i) any petroleum or petroleum products, flammable explosives, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs), (ii) any chemicals or other materials or substances which are now or hereafter become defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants” or words of similar import under any Environmental Law, and (iii) any other chemical or other material or substance, exposure to which is now or hereafter prohibited, limited or regulated by any Governmental Entity pursuant to any Environmental Law.

“HB Members" means all members of Hilliard Bender Energy, LLC.

 “Knowledge” means the actual knowledge of Hilliard Bender or Limestone.

“Law” means any applicable statute, act, law, rule, regulation, ordinance, Order or any standards or codes having the force of law, enacted or promulgated by any Governmental Entity.

“Liabilities” means all indebtedness, obligations and other liabilities of a Person (whether absolute, accrued, contingent, off-balance sheet, unasserted, fixed or otherwise, or whether due or to become due).

“Licenses” means all licenses, permits, certificates of authority, authorizations, Orders, approvals, registrations, exemptions, variances, waivers, certificates, privileges, franchises and similar consents granted or issued by any Governmental Entity.

“Lien” means any mortgage, pledge, security interest, lease, lien, claim, charge or other encumbrance or similar restriction of any kind.

“Loss” means any and all damages, fines, fees, penalties, deficiencies, losses and expenses (including, without limitation, interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other proceedings or of any claim, default or assessment); provided, that a “Loss” shall not include any incidental, consequential, exemplary, indirect, special or punitive damages, including loss of future revenue, income or profits, business interruption, diminution of value or loss of business reputation or opportunity (except to the extent any such damages are the subject of a Third Party Claim).

“Material Adverse Effect” means a material adverse effect on the business, financial condition, assets, properties, Liabilities or results of operations of Hilliard Bender taken as a whole; provided, however, that none of the following shall be deemed to constitute and shall not be taken into account in determining the occurrence of a Material Adverse Effect:  (i) any effect or change that results from the announcement of the execution and delivery of this Agreement, (ii) any effect or change that results from the performance of this Agreement and the transactions contemplated by this Agreement or from any action taken or omitted to be taken at the request or with the written consent of Limestone, (iii) the effect of any change in the United States or foreign economies or securities or financial markets in general, (iv) the effect of any change that generally affects any industry in which Hilliard Bender operates, including any changes in applicable Laws or accounting rules, (v) the effect of any change arising in connection with earthquakes or other natural disasters, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such natural disasters, hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof, (vi) the effect of any action taken by Limestone or its Affiliates with respect to the transactions contemplated hereby or with respect to Hilliard Bender, or (vii) the failure of Hilliard Bender to meet any of its internal projections (it being understood and agreed that the underlying facts and circumstances that caused such failure that are not otherwise excluded from the definition of a Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect); except, in the case of clause (iii), (iv) or (v) above, to the extent that such effect or change has a materially disproportionate effect on Hilliard Bender compared to other participants in the industries in which Hilliard Bender operates.

“Option” means any security, right, subscription, warrant, option, “phantom” stock or other Contract that gives the right to (i) purchase or otherwise receive or be issued any shares of capital stock of an applicable Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock of such applicable Person or (ii) receive or exercise any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock of such applicable Person, including any rights to participate in the equity or income of such applicable Person or to participate in or direct the election of any directors or officers of such applicable Person or the manner in which any shares of capital stock of such applicable Person are voted.

“Order” means any writ, judgment, decree, injunction or similar order of any Governmental Entity (in each such case whether preliminary or final).

“Organizational Documents” means, collectively, the organizational documents, including any certificate of incorporation, certificate of formation, articles of organization, articles of association and/or certificates of existence and the bylaws, operating agreement, limited liability company agreement, certificate of limited partnership or partnership agreement, as applicable, and any other documents comparable to any of the foregoing, of any Person organized and existing under the Laws of any country anywhere in the world.

 “Permitted Lien” means (i) any Lien disclosed on or incorporated into the Interim Balance Sheet, (ii) any Lien for taxes, assessments or other governmental charges not yet due or delinquent or those being contested in good faith by appropriate proceedings for which adequate reserves, if required, have been established on the Interim Balance Sheet, (iii)  mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business, (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Entity, (v) title of a lessor under a capital or operating lease, (vi) any statutory Lien arising in the ordinary course of business by operation of Law with respect to a Liability that is not yet due or delinquent, (vii) any other Liens, encumbrances or imperfections of title which are not material in amount and do not materially detract from the value of or materially impair the existing use of the property affected by such Lien, encumbrance or imperfection.

“Person” means any individual, corporation, government, partnership, company, group, authority, association or other entity.

“Limestone Indemnified Parties” means Limestone and its Affiliates and their respective officers, directors, employees, partners, shareholders, members and agents.

 “Remaining Transaction Documents” means all other agreements, certificates, acknowledgements or other documents to be negotiated, executed or agreed to by Hilliard Bender or Limestone pursuant to or in connection with this Agreement.

 “Willful Breach” means (i) in the case of a breach of a covenant or other agreement set forth in this Agreement, an intentional and material breach that is a consequence of a failure to act by, or act undertaken by or caused by, the breaching Party under circumstances that objectively indicate that the breaching Party acted or failed to act with Knowledge that such failure to act or taking or causing of such act would, or would reasonably be expected to, cause a material breach of this Agreement, and (ii) in the case of a breach of a representation or warranty, actual fraudulent misrepresentation, where such representation or warranty was deliberately made and such misrepresentation was known as of the time the representation or warranty was made.

ARTICLE II
PURCHASE AND SALE OF HILLIARD BENDER INTEREST

2.1   Interest to be Assigned.  Upon the terms and subject to the conditions set forth in this Agreement, Hilliard Bender, agrees to assign, transfer, deliver and convey the HB Interest to Limestone at the Closing, and Limestone agrees to accept the right, title and interest of Hilliard Bender in and pay for and assume, at the Closing, the obligations attributable to, the HB Interest.

2.2   Purchase Price.  The cash purchase price for the HB Interest shall be $10.00 (ten) United States Dollars, payable to Hilliard Bender as set forth below in Section 3.3, in addition to the cash purchase price, Limestone shall issue to Hilliard Bender 51 common shares of Limestone which are convertible into a total of 625,000,000 shares of common stock in iTalk, Inc., for distribution to the HB Members in proportion to each of their membership interests in Hilliard Bender (the “Purchase Price”).

     2.1 Capital Contribution.  Presently iTalk, Inc. has convertible debt outstanding and liabilities outstanding, which will either be paid from the first financings raised by Limestone and/or iTalk, Inc. or repaid by iTalk, Inc. through share issuances to such creditors. It is estimated at the date of this Agreement the total required to satisfy all these debts are less than $1.0 million.

ARTICLE III
CLOSING

3.1   Time and Location.  Upon the terms and subject to the conditions set forth in this Agreement and the fulfillment or waiver of the Closing Conditions, the closing of the transactions contemplated hereby (the “Closing”) shall take place at 2400 W Cypress Creek Rd., Suite 111, Fort Lauderdale, FL 33487 at 10:00 a.m. local time, on the Closing Date.

3.2   Closing Obligations.  At the Closing:

(i) Hilliard Bender will cause HB Members will assign and transfer to Limestone all of HB Members’ right, title and interest in and to the Hilliard Bender and shall deliver to Limestone:

(i) A duly executed copy of the assignment and assumption agreement with respect to the HB Interest (the “Assignment Agreement”) in a form to be determined and agreed upon by the Parties.

(ii) Any executed agreements and other instruments to be negotiated and executed by HB Members or Hilliard Bender;

(iii) Duly executed copies of resignations, effective at the Closing, of any members of the boards of directors (and any committees thereof) or similar governing bodies, if any, of Hilliard Bender;

(iv) A certificate duly executed by Hilliard Bender, dated as of the Closing, certifying, that (A) except for the representations and warranties contained in Sections 5.1 and 5.2, the representations and warranties made in this Agreement are true and correct in all material respects (without giving effect to any limitation or qualification indicated by or referring to the words “in all material respects,” “material” or “materially”) on the Closing Date as though made on and as of the Closing Date (provided, that those representations and warranties that speak only as of a specified date were so true and correct in all material respects only as of such specified date), (B) the representations and warranties made in Sections 5.1 and 5.2 are true and correct in all respects on the Closing Date as though made on and as of the Closing Date, and (C) each of the agreements, covenants and obligations required by this Agreement to be performed or complied with by Hilliard Bender at or before the Closing has been duly performed or complied with in all material respects; and

(v) The Closing shall be binding on the Parties upon completion of the Closing Conditions set out above and herein, however, final issuance of iTalk, Inc. common shares to Hilliard Bender will not occur until iTalk, Inc. has received PCAOB audited financial statements in a condition capable of being supplied to the SEC for inclusion a Super 8K filing and iTalk’s Pre-14C request to increase its authorized shares to 1 billion is completed.

(b)           Limestone will purchase the HB Interest and shall deliver to Hilliard Bender:

(i) A duly executed copy of the Assignment Agreement in the form to be agreed upon by the Parties;

(ii) All executed agreements and other instruments to be negotiated and executed by Limestone;

(iii) A certificate duly executed by a duly authorized officer of Limestone, dated as of the Closing, certifying on behalf of Limestone that resolutions authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby have been adopted by Limestone and such resolutions are still in effect;

(iv) A certificate duly executed by a duly authorized officer of Limestone, dated as of the Closing, certifying on behalf of Limestone that (A) except for the representations and warranties contained in Sections 7.1, 7.7 and 7.8, the representations and warranties made by Limestone in this Agreement are true and correct in all material respects (without giving effect to any limitation or qualification indicated by or referring to the words “in all material respects,” “material” or “materially”) on the Closing Date as though made on and as of the Closing Date (provided, that those representations and warranties that speak only as of a specified date were so true and correct in all material respects only as of such specified date), (B) the representations and warranties made by Limestone in Sections 7.1, 7.7 and 7.8 are true and correct in all respects on the Closing Date as though made on and as of the Closing Date, and (C) each of the agreements, covenants and obligations required by this Agreement to be performed or complied with by Limestone at or before the Closing has been duly performed or complied with in all material respects; and1

(v) A payment equal to the Purchase Price by wire transfer of immediately available funds in United States Dollars to the bank account(s) designated by Hilliard Bender along with Certificates of Stock Ownership in favor of each of the HB Members in accordance with instructions by Hilliard Bender.

3.3   Payment of Purchase Price.

(i) At the Closing, Limestone shall make a payment to Hilliard Bender equal to the Purchase Price by wire transfer of immediately available funds in United States Dollars to the bank account(s) to be provided by Hilliard Bender.

(ii) All payments made or to be made pursuant to this Agreement to a Party shall be by electronic transfer of immediately available funds in United States Dollars to the account of the receiving Party as specified in written instructions to the Party obligated to make such payment.

ARTICLE IV
CONDITIONS TO CLOSING

4.1   Mutual Conditions to Closing.  The obligations of Hilliard Bender and Limestone to close the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by both such Parties in writing) of the following conditions:

(i) There shall not be in effect any injunction or Law or pending or threatened any Action or other litigation, that would have the result of enjoining, prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or otherwise deprive any Party of a material benefit contemplated by this Agreement;

(ii)  Hilliard Bender shall have received all consents, waivers, Licenses, approvals, actions and authorizations of and made all declarations, filings, notifications and reports with all Governmental Entities required to consummate the transactions contemplated by this Agreement, and (ii.1) Limestone shall have received all consents, waivers, Licenses, approvals, actions and authorizations of and made all declarations, filings, notifications and reports with all Governmental Entities required to consummate the transactions contemplated by this Agreement, and no such consent, waiver, License, approval, action, authorization, declaration, filing, notification or report shall have been revoked; and

(iii) Limestone, and Hilliard Bender shall have negotiated and reached mutual agreement regarding the final form and terms and conditions of each closing deliverable or otherwise contemplated by this Agreement, as determined in each respective Party’s sole and absolute discretion, with no Party maintaining an obligation to consummate the transactions contemplated by this Agreement in the event the Parties cannot reach mutual agreement regarding the terms and conditions of any such closing deliverable.

4.2   Hilliard Bender Closing Conditions.  The obligation of Hilliard Bender to close the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Hilliard Bender in writing) of the following conditions:

(i) (i) Except for the representations and warranties contained in Sections 7.1 7.7 and 7.8, the representations and warranties made by Limestone in this Agreement shall be true and correct in all material respects (without giving effect to any limitation or qualification indicated by or referring to the words “in all material respects,” “material” or “materially”) on the Closing Date as though made on and as of the Closing Date (provided, that those representations and warranties that speak only as of a specified date were so true and correct in all material respects only as of such specified date) and (ii) the representations and warranties made by Limestone in Sections 7.1 7.7 and 7.8 shall be true and correct in all respects on the Closing Date as though made on and as of the Closing Date;

(ii) Limestone shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Limestone at or prior to the Closing;

(iii) Limestone shall have delivered to Hilliard Bender each of the deliverables referenced in Section 3.2(b); and

4.3   Limestone Closing Conditions.  The obligation of Limestone to close the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Limestone in writing) of the following conditions:

(i)  Except for those representations and warranties contained in Sections 5.1 and 5.2, the representations and warranties made by Hilliard Bender in this Agreement shall be true and correct in all material respects (without giving effect to any limitation or qualification indicated by or referring to the words “in all material respects,” “material” or “materially”) on the Closing Date as though made on and as of the Closing Date (provided, that those representations and warranties that speak only as of a specified date were so true and correct in all material respects only as of such specified date) and (ii) the representations and warranties made by Hilliard Bender in Sections 5.1 and 5.2 shall be true and correct in all respects on the Closing Date as though made on and as of the Closing Date;

(ii) Hilliard Bender shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Hilliard Bender at or prior to the Closing;

(iii) Hilliard Bender shall have delivered to Limestone each of the deliverables referenced in Sections 3.2(a); and

(iv) Limestone shall have received the results of those certain audits with respect to the annual financial period of Hilliard Bender ended December 31, 2013 and interim financial period of Hilliard Bender ended September 30, 2014, ongoing as of the date hereof, with such audits having no material differences as compared to the Pro Forma Financial Statements, except for such differences as would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the Business.

ARTICLE V
HILLIARD BENDER REPRESENTATIONS AND WARRANTIES

Hilliard Bender hereby represents and warrants to Limestone the following:

5.1   Authority, Organization and Standing.   Hilliard Bender has the requisite power and authority, and has taken all action necessary, to execute and deliver this Agreement and to perform its obligations hereunder.  This Agreement has been duly authorized, executed and delivered by Hilliard Bender and constitutes the legal, valid and binding obligation of such Hilliard Bender, enforceable against Hilliard Bender in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general application relating to or affecting creditors’ rights and to general equity principles.

5.2   Title.  The membership percentages constituting the HB Interest are duly authorized, validly issued, outstanding, fully paid and non-assessable.  Each HB Member owns his respective portion of the HB Interest, beneficially and of record, free and clear of any Liens of any kind, character or nature whatsoever.  There are no outstanding Options with respect to the any interest constituting the HB Interest, and the membership percentages constituting the HB Interest are not subject to any type of voting agreement or other agreement granting a preemptive right, right of first refusal, registration right or similar such right with respect to such shares.

5.3   Legal Proceedings.  Except as disclosed in this section, there is no action, claim, suit or proceeding pending or, to Hilliard Benders’ Knowledge, threatened against Hilliard Bender, that could reasonably be expected to have an adverse effect on Hilliard Benders’ ability to consummate the transactions contemplated by this Agreement.  Except as disclosed in this section, there is no action, claim, suit or proceeding pending or, to Hilliard Bender‘s Knowledge, threatened against Hilliard Bender relating to any alleged breach of federal or state securities Laws or otherwise relating to the purchase, sale or distribution of the HB Interest.

5.4   No Conflict. Neither the execution nor delivery of this Agreement by Hilliard Bender nor the fulfillment of any of Hilliard Bender’s obligations under this Agreement, will, to Hilliard Bender’s Knowledge (a) require either Seller to obtain the consent, approval, authorization or Order of, or to make any filing, registration or qualification with, any Governmental Entity, (b) conflict with or result in Hilliard Bender’s material violation of or default under any material mortgage, indenture, loan agreement, lease, permit, concession, franchise agreement or license agreement to which a Seller is a party, (c) result in a material violation of any Law or Order applicable to Hilliard Bender, or (d) result in the creation of any Lien upon Hilliard Bender or the HB Interest.

5.5   Compliance with Laws.  Hilliard Bender is in compliance, in all material respects, with all Laws and Orders that materially affect the HB Interest.  No written notice, charge, claim, Action or assertion has been received by Hilliard Bender or, to Hilliard Bender’s Knowledge, has been filed, commenced or threatened against Hilliard Bender alleging any material violation of such Laws and Order materially affecting the HB Interest.

5.6   Related Party Transactions.  There are no deferred compensation and other related party transactions between Hilliard Bender on the one hand, and HB Members or any directors, officers, agents or former equity holders of Hilliard Bender, on the other hand.

5.7  Adverse Information.  To Hilliard Bender’s Knowledge, there is no fact, event or condition which would reasonably be expected to result in a Material Adverse Effect.

ARTICLE VI
HILLIARD BENDER ADDITIONAL REPRESENTATIONS AND WARRANTIES

Hilliard Bender hereby represents and warrants, severally to Limestone the following:

6.1   Authority, Organization and Standing.

(i) Hilliard Bender is an limited liability company duly organized, validly existing and in good standing under the laws of the State of Florida, and has been duly authorized and qualified to do business in the State of Florida and every other state in which it regularly does business.  Hilliard Bender has all requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.

6.2   Articles, Bylaws and Minutes.

(i) True and complete copies of Hilliard Bender’s certificate of formation and operating agreement, and any respective amendments and/or restatements thereto, have been delivered to Limestone prior to the date hereof.  The minute books containing a record of the members’ and board of managers’/directors’ (if applicable) meetings of Hilliard Bender, and the membership ledger of Hilliard Bender, are complete, and any signatures set forth on the documents contained in said books and records are the true signatures of the persons purporting to have signed them.

6.3   No Conflict.  Neither the execution nor delivery of this Agreement by Hilliard Bender nor the fulfillment of any of Hilliard Bender’s obligations under this Agreement, will, to Hilliard Bender’s Knowledge (a) conflict with or result in Hilliard Bender’s material violation of or default under Hilliard Bender’s Organizational Documents or any material mortgage, indenture, loan agreement, lease, permit, concession, franchise agreement or license agreement to which either of Hilliard Bender is a party, or (b) result in a material violation of any Law or Order applicable to Hilliard Bender.

6.4   Compliance with Laws.   To Hilliard Bender’s Knowledge, Hilliard Bender has obtained all material Licenses necessary for the operation of the Business.  All such Licenses obtained by Hilliard Bender are in full force and effect, and there exists no material violation of any such License by Hilliard Bender which has not been cured.  To HB Members’ Knowledge, there are no proceedings pending or threatened against Hilliard Bender for the revocation or limitation of any such Licenses.

6.5   Subsidiaries.  As of immediately prior to Closing, Hilliard Bender (a) does not own (and has not owned in the last five (5) years) any stock or other equity interest in another entity, or (b) maintains any subsidiaries or other Affiliated company or other corporate entity.

6.6   Title to Assets.  Except as disclosed on this section, Hilliard Bender has good and marketable title to all of their respective assets, free and clear of restrictions on, or conditions to, transfer or assignment, and their title to their respective assets are free and clear of Liens, except for Permitted Liens.

6.7   Employees.  Hilliard Bender has no employees.  The consummation of the transactions contemplated by this Agreement will not directly give rise to any liability to any employee of Hilliard Bender for severance, separation, golden parachute, deferred compensation or termination pay.

6.8   Financial Statements.

(i) The (i) unaudited balance sheet of Hilliard Bender as of December 31, 2013, and the related statements of income, stockholders’ equity and cash flow for the fiscal years ended December 31, 2013 (the “Fiscal Financial Statements”), and (ii) unaudited balance sheet of Hilliard Bender as of November 30, 2014 (the “Interim Balance Sheet” and, together with the Fiscal Financial Statements, the “Financial Statements”), and the related statements of income, stockholders’ equity and cash flow statement for the period ended September 30, 2014, have been delivered to Limestone prior to the date hereof.

(ii) To HB Members’ Knowledge, the Financial Statements (i) are true, correct, and complete and (ii) fairly present the financial position and results of operations of Hilliard Bender as of the respective dates of the balance sheets included in the Financial Statements.

(iii) All prepaid expenses accrued on the Financial Statements represent bona fide prepayments made by Hilliard Bender, full credit for which will be afforded by the Persons who received the prepayments.

6.9   Interim Operations.  Following December 31, 2013, the Business has been carried out in its ordinary course.  Following December 31, 2013, there has been no change in the financial condition, results of operations, assets, Liabilities, business, or prospects of Hilliard Bender which would reasonably be expected to result in a Material Adverse Effect.  Following December 31, 2013, no dividends or distributions have been made or declared by Hilliard Bender.  Following December 31, 2013, no bonus or extraordinary compensation has been paid, declared or otherwise agreed to be paid by Hilliard Bender.  Any bonus, extraordinary or deferred compensation incurred by Hilliard Bender prior to December 31, 2013 is reflected in Financial Statements.

6.10   Absence of Liabilities.  To Hilliard Bender’s Knowledge, except for Liabilities reflected in the Interim Balance Sheet, there exist no Liabilities of Hilliard Bender, whether accrued, absolute, contingent, or due or to become due, which both (a) are related to the Business or the assets and operations of Hilliard Bender prior to the Closing Date and (b) would reasonably be expected to result in a Material Adverse Effect.

6.11   Taxes.

(i) Hilliard Bender have timely filed all federal, state, county, and local tax returns which they are required to file, and such returns are true and correct.  Hilliard Bender and have either paid or made adequate provision in the Interim Balance Sheet for all taxes and related interest, penalties, assessments or deficiencies which have, or which have a reasonable probability of, becoming due pursuant to such returns or pursuant to any assessment received with respect to such tax returns.  All federal, state, county and local income, ad valorem, excise, sales, use, gross receipts, employment security, payroll and other taxes and assessments of or against Hilliard Bender which are due and payable have been duly reported, fully paid and discharged.  To Hilliard Bender’s Knowledge, there are no unpaid taxes of Hilliard Bender which are or which could become a Lien on the properties and assets of Hilliard Bender that are not provided for in the Interim Balance Sheet.

(ii) The federal income tax returns of Hilliard Bender for the prior five (5) years have not been audited by the United States Internal Revenue Service. Hilliard Bender has no unpaid tax liability with respect to any prior tax year.  There are no tax examinations pending against Hilliard Bender and no unexpired waivers by Hilliard Bender of any statute of limitations with respect to any taxes owed by Hilliard Bender.  Neither Hilliard Bender nor is party to any action or proceeding by any Governmental Entity for the collection or assessment of taxes and, to Hilliard Bender’s Knowledge, no such action or proceeding has been threatened.

6.12  Real Property; Leases; Other Personal Property.

(i) Hilliard Bender directly owns no real property.

(ii) Exhibit A sets forth a complete and accurate description of each parcel of real property for which the mineral rights are leased by Hilliard Bender, together with a description of the buildings and all material fixtures and improvements located thereon.  Exhibit A also sets forth a complete and accurate description of each lease of material tangible personal property used by Hilliard Bender in the operation of the Business (i.e., machinery, equipment, furniture).  Except as would not have a material adverse effect on the Business, all of the leases listed on Exhibit A are valid, binding and enforceable according to their terms, and there does not exist any default or event that with notice or lapse of time, or both, would constitute a default under any such leases.  No lease disclosed thereon requires that Hilliard Bender obtain a third party consent or approval in connection with the transactions contemplated by this Agreement.

(iii) Hilliard Bender is in possession of and has good title to, or has valid leasehold interest in or valid rights under contract to use, all tangible personal property material to the Business, including all tangible personal property reflected on the Interim Balance Sheet and material tangible personal property acquired since the Interim Balance Sheet date, excepting any property disposed of by Hilliard Bender in the ordinary course of business.  All such tangible personal property is free and clear of all Liens, except for Permitted Liens.

6.13   Patents, Trademarks and Intellectual Property.

(i) Hilliard Bender has no Patents, Trademarks or Intellectual property used in connection with the Business.

6.14   Employee Welfare Benefit Plans.

(i) Hilliard Bender has no Employee Welfare Benefit Plans.

6.15   Employee Pension Benefit Plans.

(i) Hilliard Bender has no Employee Pension Benefit Plans.

6.16   Environmental.

(i) With respect to all applicable Environmental Laws,

(i) To Hilliard Bender’s Knowledge, Hilliard Bender are conducting and carrying on the Business in substantial compliance with all applicable Environmental Laws;

(ii) To Hilliard Bender’s Knowledge, all properties (real and personal) owned, leased or operated by Hilliard Bender comply with all applicable Environmental Laws;

(iii) To Hilliard Bender’s Knowledge, no real property owned, leased or operated by Hilliard Bender is or has been in (or is contiguous to) a site that is designated by any state, local or federal agency or body as a “Superfund” site or similar location requiring cleanup, removal or remediation by reason of the release of Hazardous Substances;

(iv) To Hilliard Bender’s Knowledge, the products and services performed by Hilliard Bender in connection with the Business comply with all applicable Environmental Laws;

(v) To Hilliard Bender’s Knowledge, there has been no material generation, release, discharge, storage, disposal, transportation or containment of any Hazardous Substances on or from (as applicable) any portion of the land or buildings owned, leased or used in the operation of the Business by Hilliard Bender, or on or from any portion of any other property contiguous thereto, in violation of any Environmental Law.

(vi) To Hilliard Bender’s Knowledge, Hilliard Bender has not received notice of any material past, present or future event, condition, circumstance, activity, incident, or plan deriving from the operation of the Business, occurring on any property owned, leased or operated by Hilliard Bender or occurring on property contiguous thereto, which (A) prevents compliance by Hilliard Bender with applicable Environmental Laws; (B) gives rise to any common law or other legal liability of Hilliard Bender under applicable Environmental Laws; or (C)  otherwise forms the basis of any claim, action, demand, suit, proceeding, hearing, study or investigation with respect to Hilliard Bender based on the manufacture, processing, distribution, use, emission, discharge, release or threatened release of any Hazardous Substance.

(ii) To Hilliard Bender’s Knowledge, there is not pending or threatened, and there has never been, any civil, criminal or investigative action, suit, demand, claim, hearing, citation, notice, warning, demand letter, consent decree, notice of violation, investigation, judgment, Order, fine, penalty or proceeding against Hilliard Bender which materially adversely affects the Business and which involves any violation or alleged violation of Environmental Laws, including, but not limited to, any of the foregoing: (i) the generation, release, discharge, storage, disposal, transportation, containment or threatened release of any Hazardous Substance in violation of Environmental Laws; (ii) the need for any assessment, containment, clean-up, removal or remediation related to any release, discharge, storage, disposal, transportation, containment or threatened release of any Hazardous Substance; (iii) the presence of Hazardous Substances in any products manufactured or built by Hilliard Bender, or on any real property owned, leased, or operated by Hilliard Bender; or (iv) the need for work, repairs, construction, alterations or installations by reason of a violation of Environmental Law.

6.17   Insurance.  Ther are no claims in excess of Five Thousand United States Dollars ($5,000) under an insurance policy owned by Hilliard Bender.

6.18   Litigation.   Hilliard Bender is not subject to any Order affecting the Business or Hilliard Bender’s right to carry on the Business as conducted on the date of this Agreement.  To Hilliard Bender’s Knowledge, there are no proceedings pending before or threatened by any Governmental Entity or arbitration board materially and adversely affecting the Business or Hilliard Bender’s right to carry on the Business as conducted on the date of this Agreement.  To Hilliard Bender’s Knowledge, no claim which has not ripened into litigation has been made or threatened against HB Members, Hilliard Bender that would materially and adversely affect the Business or Hilliard Bender’s right to carry on the Business as conducted on the date of this Agreement.  To Hilliard Bender’s Knowledge, no circumstances exist which would give rise to the kind of claim described in the foregoing sentence of this Section 6.18.

6.19   Labor Matters.   Hilliard Bender is not a party to any collective bargaining agreement or other Contract with any labor union to represent Hilliard Bender’s employees and, to Hilliard Bender’s Knowledge, no effort to represent Hilliard Bender’s employees in bargaining is currently being made.  To Hilliard Bender’s Knowledge, there is no pending or threatened labor dispute, strike or work stoppage affecting the Business.  During the last three (3) years, Hilliard Bender has not suffered any strike or labor difficulty, made any commitment or incurred any liability to any labor organization, through negotiations or otherwise, or received any demand or request for recognition as a bargaining agent from any individual or organization purporting to represent any employees of Hilliard Bender.

ARTICLE VII
REPRESENTATIONS AND WARRANTIES WITH RESPECT TO LIMESTONE

Limestone hereby represents and warrants to HB Members the following:

7.1  Authority, Organization and Standing.  Limestone is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, and has been duly authorized and qualified to do business in the State of Florida and every other state in which it regularly does business.  Limestone has all requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. All corporate, company or partnership acts required to be taken by Limestone to authorize the execution, delivery and performance of this Agreement and the obligations hereunder have been duly and properly taken by the board of directors (or other applicable managing body) of Limestone, and no further action on the part of Limestone or its equity holders is required.  This Agreement has been duly executed and delivered by Limestone and, assuming the due execution and delivery of this Agreement by Hilliard Bender, constitutes a legal, valid and binding obligation of Limestone, enforceable against Limestone in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general application relating to or affecting creditors’ rights and to general equity principles.

7.2   No Conflicts.  Neither the execution nor delivery of this Agreement by Limestone nor the fulfillment of Limestone’s obligations under this Agreement, will (a) conflict with or result in Limestone’s material violation of or default under Limestone’s Organizational Documents or any material mortgage, indenture, loan agreement, lease, permit, concession, franchise agreement or license agreement to which Limestone is a party, (b) result in a material violation of any Law or Order applicable to Limestone, (c) require Limestone or its Affiliates to obtain the consent, approval, authorization or Order of, or to make any filing, registration or qualification with, any Governmental Entity or (d) result in the creation of any Lien upon the assets of Limestone or its Affiliates which would reasonably be expected to impair or delay Limestone’s ability to consummate the transactions contemplated by this Agreement.

7.3   Governmental Authorizations.  All authorizations, approvals, Licenses and designations of a Governmental Entity that are necessary or required for the acquisition or ownership of the HB Interest by Limestone pursuant to this Agreement will have been obtained and will be in effect at Closing.

7.4   No Brokers or Finders.  There are no Brokers or Finders to whom fees may be owed in conjunction with the consummation of this Agreement.

7.5   Legal Proceedings.  There is no action, claim, suit or proceeding pending or, to Limestone’s Knowledge, threatened against Limestone or its Affiliates, that could reasonably be expected to have an adverse effect on Limestone’s ability to consummate the transactions contemplated by this Agreement.  To Limestone’s Knowledge, there are no facts or circumstances that would reasonably be expected to give rise to any Action that would be required to be disclosed pursuant to the preceding sentence of this Section 7.5.

7.6   Limestone’s Investigation.

(i) Prior to entering into this Agreement, Limestone was advised by its legal counsel and such other Persons it has deemed appropriate concerning this Agreement, Hilliard Bender, and in making the decision to enter into this Agreement and close the transactions contemplated hereby, Limestone has relied solely on its own independent due diligence investigation of Hilliard Bender based upon information and materials supplied to Limestone by Hilliard Bender and the representations and warranties made by Hilliard Bender set forth in this Agreement.  Limestone is able to bear the economic risks of its acquisition and ownership of the HB Interest as such acquisition is contemplated by this Agreement.  Notwithstanding anything contained in this Agreement to the contrary, Limestone acknowledges and agrees that Hilliard Bender is not making, and Limestone is not relying upon, any representations or warranties whatsoever, express or implied, beyond those expressly given in Article V and Article VI.  Any claims Limestone may have for breach of representation or warranty shall be based solely on the representations and warranties of Hilliard Bender set forth in Article V and Article VI.  Limestone further represents that Hilliard Bender nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Hilliard Bender, or the transactions contemplated by this Agreement not expressly set forth in this Agreement, and, except in the case of a Willful Breach, Hilliard Bender or any other Person will have or be subject to any liability to Limestone or any other Person resulting from the distribution to Limestone or its representatives, or Limestone’s use of, any such information, including any confidential memoranda relating to Hilliard Bender, other publications or summary business descriptions provided to Limestone or its representatives and any other document or information in any form provided to Limestone or its representatives, whether orally or in writing, in any data room, management presentation, functional “break-out” discussion, response to questions submitted on behalf of Limestone or in any other form in connection with the sale of the HB Interest and the transactions contemplated hereby.

(ii) Limestone hereby acknowledges that it has had the opportunity to ask for and obtain legal counsel in connection with the transactions contemplated hereby and that, notwithstanding any lack of legal counsel, Limestone fully understands and has a level of financial and legal sophistication enabling it to fully comprehend all of the information, terms and conditions contained herein.

7.7   Investment Intention.  Limestone is acquiring the HB Interest for its own account, for investment purposes only and not with a view to distribution (as such term is used in Section 2(11) of the Securities Act of 1933, as amended (the “Securities Act”) thereof.  Limestone understands that the HB Interest has not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

7.8   Financial Capability.  Limestone (a) will at the Closing have sufficient funds available to pay the Purchase Price and any expenses incurred by Limestone in connection with the transactions contemplated by this Agreement and (b) will at the Closing have the resources and capabilities (financial or otherwise) to perform its obligations, both at and following the Closing, hereunder.

7.9   Qualification.  Limestone will at the Closing be qualified to own the HB Interest in all jurisdictions in which such qualification is necessary in connection with the operation of Business, and the Closing of the transactions contemplated by this Agreement will not cause Limestone to be disqualified as such an owner.

ARTICLE VIII
COVENANTS

8.1   Cooperation.  Hilliard Bender and Limestone shall as promptly as reasonably practicable coordinate their efforts and shall cooperate with each other and use their respective commercially reasonable efforts to satisfy the conditions and obligations specified in Article IV and to effect the sale of the HB Interest and other transactions contemplated by this Agreement.  Without limiting the foregoing, such conditions and obligations shall include the negotiation of the Remaining Transaction Documents and the delivery of the closing deliverables.

8.2   Further Assurances.  From time to time following the Closing, Limestone or Hilliard Bender (or their respective Affiliates), at the request of the other applicable Party and without further consideration, shall execute and deliver to such requesting Party such documents and instruments and take such other action (but without incurring any material financial obligation) as such requesting Party may reasonably request in order to close more fully and effectively the transactions contemplated hereby.  Without limiting the generality of the foregoing, such documents and instruments shall include documents and instruments required by any lender or counterparty of Hilliard Bender.

8.3   Confidentiality.  This Agreement and the transactions contemplated hereby and the terms hereof shall be held confidential by the Parties.  Notwithstanding the foregoing, the Parties and their Affiliates shall be entitled to disclose this Agreement and its terms:  (a) when required by applicable Law, (b) when required by the rules, regulations or process of any stock exchange or Governmental Entity having jurisdiction over a Party or its Affiliates, (c) in conjunction with any planned financing (provided recipients of any confidential information agree in writing to maintain the confidentiality of such information) or (d) if this information becomes available to the public other than through actions in violation of this Agreement by the Party desiring to make such disclosure.

8.4   Securities Law Violation Repurchase Right.   Hilliard Bender shall maintain the right to repurchase or cause Hilliard Bender to redeem, pursuant to this Agreement and/or the Stockholders’ Agreement, the entire HB Interest from Limestone for fair market value upon Limestone or any of Limestone’s Affiliates being convicted, indicted, or formally investigated by the SEC or any other Governmental Entity in connection with the violation of any Laws relating to the purchase, ownership or distribution of securities (including the HB Interest) (any such event, a “Limestone Securities Law Violation”)

8.5   Survival.  The representations, warranties, covenants and agreements of Hilliard Bender, and Limestone contained in this Agreement will survive the Closing as follows:

(i) until the expiration of all applicable statutes of limitation (including all periods of extension, whether automatic or permissive), with respect to the representations and warranties contained in Sections 5.1 (Authority, Organization and Standing), 5.2 (Title), 5.4 (No Brokers or Finders), 6.1 (Authority, Organization and Standing), 6.2 (Articles, Bylaws and Minutes), 7.1 (Authority, Organization and Standing), 7.4 (No Brokers or Finders), 7.7 (Investment Intention) and 7.8 (Financial Capability) (collectively, the “Fundamental Representations and Warranties”);

(ii) with respect to all other representations and warranties, until the date that is twelve (12) months following the Closing Date;

(iii) until sixty (60) days following the Closing with respect to the covenants and agreements contained in this Agreement to be performed at or prior to the Closing; and

(iv) until sixty (60) days following the last date on which a covenant or agreement is to be performed or, if no such date is specified, indefinitely, with respect to the covenants and agreements contained in this Agreement to be performed after the Closing;

provided, that any representation, warranty, covenant or agreement that would otherwise terminate in accordance with clause (a), (b), (c) or (d) above will continue to survive if a Claim Notice or Indemnity Notice (as applicable) shall have been timely given under this Article IX on or prior to such termination date, but only to the extent of such Claim Notice or Indemnity Notice and only until the related claim for indemnification has been satisfied or otherwise resolved as provided in this Article IX.  Any claim not asserted in accordance with this Article IX on or prior to the expiration of the applicable survival period set forth in this Section 9.1 will be irrevocably and unconditionally released and waived.

8.6   Indemnification.

(i) Subject to the provisions of this Agreement, from and after the Closing, Hilliard Bender, shall indemnify the Limestone Indemnified Parties in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them become subject, resulting from, arising out of or attributable to (i) any failure of any representation or warranty made by Hilliard Bender contained herein to be true and correct, or (ii) the nonfulfillment of or failure to perform any covenant or agreement on the part of Hilliard Bender contained in this Agreement.

(ii) Subject to the provisions of this Agreement, from and after the Closing, Limestone shall indemnify Hilliard Bender and HB Members in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them become subject, resulting from, arising out of or attributable to (i) any failure of any representation or warranty made by Limestone contained herein to be true and correct, or (ii) the nonfulfillment of or failure to perform any covenant or agreement on the part of Limestone contained in this Agreement.

(iii) Subject to the provisions of this Agreement, Hilliard Bender shall have no obligation to indemnify a Limestone Indemnified Party under this Agreement with regard to the failure of a Hilliard Bender’s representation or warranty to be true and correct (other than a Fundamental Representation and Warranty) unless the aggregate amount of all such Losses for which HB Members would, but for this Agreement, be liable thereunder exceeds on an aggregate basis Fifty Thousand United States Dollars ($50,000) (the “Deductible”), in which event the Limestone Indemnified Parties shall be entitled to claim indemnity only to the extent of such excess; provided, that Hilliard Bender shall have no indemnification obligations for any claim in the amount of Two Thousand Five Hundred United States Dollars ($2,500) or less (a “De Minimus Claim”), regardless of whether or not the aggregate amount of all Losses has exceeded the Deductible, nor shall the amount of any such De Minimus Claim be taken into account in determining whether the Deductible has been satisfied.  In no event shall the total aggregate Liability of Hilliard Bender under this Agreement exceed the portion of the Purchase Price actually received by such Hilliard Bender pursuant to this Agreement.

(iv) Subject to the provisions of this Agreement, Limestone shall have no obligation to indemnify a Hilliard Bender or HB Members under this Agreement with regard to the failure of a Limestone representation or warranty to be true and correct (other than a Fundamental Representation and Warranty) unless the aggregate amount of all such Losses for which Limestone would be liable thereunder exceeds on an aggregate basis the Deductible, in which event the Seller Indemnified Parties shall be entitled to claim indemnity only to the extent of such excess; provided, that Seller shall have no indemnification obligations for any claim under Section 9.2(a) that is a De Minimis Claim, regardless of whether or not the aggregate amount of all Losses has exceeded the Deductible, nor shall the amount of any such De Minimis Claim be taken into account in determining whether the Deductible has been satisfied.

8.7   Method of Asserting Claims.  All claims for indemnification by any Indemnified Party under this Article IX will be asserted and resolved as follows:

(i) In the event any claim or demand in respect of which an Indemnified Party might seek indemnity under this Article IX is asserted against or sought to be collected from such Indemnified Party by a Person other than Hilliard Bender or Limestone or any Affiliate of Hilliard Bender or of Limestone (a “Third Party Claim”), the Indemnified Party shall deliver a Claim Notice with reasonable promptness to the Indemnifying Party; provided, however, that the failure of the Indemnified Party to give timely notice or to make timely delivery of any such notice shall not relieve the Indemnifying Party of its indemnification obligations with respect to such claim, suit or proceeding except to the extent that such Indemnifying Party has been actually prejudiced thereby.  The Indemnifying Party will notify the Indemnified Party as soon as reasonably practicable within the Dispute Period (i) whether the Indemnifying Party disputes its Liability to the Indemnified Party under this Article IX and (ii) whether the Indemnifying Party desires, at its sole cost and expense, to defend the Indemnified Party against such Third Party Claim.

(i) If the Indemnifying Party notifies the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Indemnified Party with respect to the Third Party Claim pursuant to this Agreement, then the Indemnifying Party will have the right to defend against, negotiate, settle or otherwise deal with, with counsel of its choice that is reasonably satisfactory to the Indemnified Party, at the sole cost and expense of the Indemnifying Party, such Third Party Claim by appropriate proceedings, which proceedings will be actively and diligently prosecuted by the Indemnifying Party to a final conclusion or will be settled at the discretion of the Indemnifying Party (but only with the consent of the Indemnified Party, which consent will not be unreasonably withheld, provided that the consent of the Indemnified Party shall not be required if the settlement imposes only monetary obligations and includes a complete release of the Indemnified Party from further Liability).  The Indemnifying Party will have full control of such defense and proceedings to the extent they relate to the Third Party Claim, including (except as provided in the immediately preceding sentence) any settlement thereof; provided, however, that the Indemnified Party may, at the sole cost and expense of the Indemnified Party, at any time prior to the Indemnifying Party’s delivery of the notice referred to in this Agreement, file any motion, answer or other pleadings or take any other action that the Indemnified Party reasonably believes to be necessary or appropriate to protect its interests; and provided further, that if requested by the Indemnifying Party, the Indemnified Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnifying Party in contesting any Third Party Claim that the Indemnifying Party elects to contest.  The Indemnified Party may retain separate counsel to represent it in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party) at the Indemnified Party’s sole cost and expense.  Notwithstanding the foregoing, the Indemnified Party may, by written notice to the Indemnifying Party, retain or take over the control of the defense or settlement of any Third Party Claim the defense of which the Indemnifying Party has elected to control if the Indemnified Party irrevocably waives its right to indemnity under this Agreement and fully releases the Indemnifying Party with respect to such Third Party Claim.

(ii) If the Indemnifying Party fails to notify the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Third Party Claim, then the Indemnified Party will have the right to defend against, negotiate, settle or otherwise deal with, at the reasonable cost and expense of the Indemnifying Party, the Third Party Claim by appropriate proceedings, which proceedings will be actively and diligently prosecuted by the Indemnified Party to a final conclusion in good faith or will be settled in good faith at the discretion of the Indemnified Party (with the consent of the Indemnifying Party, which consent will not be unreasonably withheld).  The Indemnified Party will have full control of such defense and proceedings, including (except as provided in the immediately preceding sentence) any settlement thereof; provided, however, that if requested by the Indemnified Party, the Indemnifying Party will, at the cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party is contesting.  Notwithstanding the foregoing provisions of this Agreement, if the Indemnifying Party has notified the Indemnified Party within the Dispute Period that the Indemnifying Party disputes its Liability hereunder to the Indemnified Party with respect to such Third Party Claim and if such Dispute is resolved in favor of the Indemnifying Party, the Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party’s defense or of the Indemnifying Party’s participation therein at the Indemnified Party’s request, and the Indemnified Party will reimburse the Indemnifying Party in full for all reasonable costs and expenses incurred by the Indemnifying Party in connection with such Actions.  The Indemnifying Party may retain separate counsel to represent it in, but not control, any defense or settlement controlled by the Indemnified Party and the Indemnifying Party will bear its own costs and expenses with respect to such participation.

(iii) If the Indemnifying Party notifies the Indemnified Party that it does not dispute its Liability to the Indemnified Party with respect to the Third Party Claim or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes its Liability to the Indemnified Party with respect to such Third Party Claim, the Loss of the Indemnified Party arising from such Third Party Claim will be conclusively deemed a Liability of the Indemnifying Party and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party within ten (10) days following written demand by the Indemnified Party following the final determination thereof in accordance with the procedures set forth in this Agreement.  If the Indemnifying Party has timely disputed its Liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute (including by mediation or arbitration, if necessary) while simultaneously defending such Third Party Claim.

(ii) In the event any Indemnified Party should have a claim against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver an Indemnity Notice with reasonable promptness to the Indemnifying Party; provided, that the failure of the Indemnified Party to give timely notice or to make timely delivery of any such notice shall not relieve the Indemnifying Party of its indemnification obligations with respect to such claim, suit or proceeding except to the extent that such Indemnifying Party has been actually prejudiced thereby.  The Indemnifying Party will notify the Indemnified Party as soon as reasonably practicable within the Dispute Period whether the Indemnifying Party disputes its Liability to the Indemnified Party.  If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such Indemnity Notice or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes the claim described in such Indemnity Notice, the Loss of the Indemnified Party arising from the claim specified in such Indemnity Notice will be conclusively deemed a Liability of the Indemnifying Party and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party within ten (10) days following written demand by the Indemnified Party following the final determination thereof. If the Indemnifying Party has timely disputed its Liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute (including by mediation or arbitration, if necessary).

8.8   Other Limitations.

(i) Limestone acknowledges and agrees that Hilliard Bender or HB Members shall not have any Liability under any provision of this Agreement for any Loss to the extent that such Loss results directly from an action taken by Limestone or any other Person (other than Hilliard Bender in breach of this Agreement) after the Closing.  The Parties shall take and shall use commercially reasonable efforts to cause their respective Affiliates to take all reasonable steps to mitigate any Loss upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto.

(ii) The Indemnified Parties, as a whole, shall not be entitled to recover from an Indemnifying Party under this Agreement more than once with respect to the same Losses imposed on, sustained, incurred or suffered by, or asserted against, the Indemnified Parties, as a whole (notwithstanding any such Loss being asserted or claimed with regard to various provisions of this Agreement).

8.9   Tax Treatment of Indemnity Payments.  Hilliard Bender and Limestone agree to treat any indemnity payment made pursuant to this Agreement as an adjustment to the Purchase Price for federal, state, local and foreign income tax purposes.

8.10   Exclusive Remedy.  Except in cases of (a) Willful Breach or (b) a Limestone Securities Law Violation, recovery pursuant to this Agreement shall constitute the Parties’ sole and exclusive remedy for any and all Losses relating to or arising from this Agreement and the transactions contemplated hereby, and each Party hereby waives and releases, to the fullest extent permitted by applicable Law, any and all other rights, remedies, claims and causes of action, whether in contract, tort or otherwise, known or unknown, foreseen or unforeseen, which exist or may arise in the future, arising under or based upon any federal, state or local Law, that any Party may have against the other Parties in respect of any breach of or default under this Agreement; provided, however, that the foregoing shall not be deemed to deny any Party equitable remedies (including injunctive relief or specific performance) when any such remedy is otherwise available under this Agreement or applicable Law.  Except in cases of Willful Breach or a Limestone Securities Law Violation, the Parties acknowledge and agree that all representations and warranties set forth in this Agreement are contractual in nature only and subject to the sole and exclusive remedies set forth herein.

ARTICLE IX
TERMINATION

9.1   Termination.  This Agreement may, by written notice to HB Members or Limestone (as applicable), be terminated prior to Closing:

(i) By mutual written agreement of Hilliard Bender and Limestone;

(ii) By Hilliard Bender, if any representation or warranty made by Limestone in this Agreement shall fail to be true or correct or if Limestone has failed to comply with any covenant or agreement applicable to Limestone, in each case, that would cause any of the conditions set forth in Section 4.2(a) or Section 4.2(b) not to be satisfied, and such condition is incapable of being satisfied by the Termination Date; provided, that Hilliard Bender‘s right to terminate this Agreement shall not be available to Hilliard Bender if any representation or warranty made by Hilliard Bender in this Agreement shall fail to be true or correct in any material respect or if Hilliard Bender is in material breach of any covenant or agreement contained in this Agreement; provided, further, that for the avoidance of doubt, the failure of Limestone to fund the Purchase Price on or before the third (3rd) Business Day after the first date on which all Closing Conditions contained in Section 4.1 and Section 4.3 have been satisfied or waived (other than those Closing Conditions which by their terms will be satisfied at the Closing) shall constitute a breach of this Agreement by Limestone giving Hilliard Bender the right to terminate the Agreement;

(iii) By Limestone, if any representation or warranty made by Hilliard Bender in this Agreement shall fail to be true or correct or if Hilliard Bender has failed to comply with any covenant or agreement applicable to Hilliard Bender, in each case, that would cause any of the conditions set forth in Section 4.3(a) or Section 4.3(b) not to be satisfied, and such condition is incapable of being satisfied by the Termination Date; provided, that Limestone’s right to terminate this Agreement pursuant to this Section 10.1(c) shall not be available to Limestone if any representation or warranty made by Limestone in this Agreement shall fail to be true or correct in any material respect or if Limestone is in material breach of any covenant or agreement contained in this Agreement;

(iv) By Hilliard Bender, if at any time after the date hereof, Limestone or any of Limestone’s Affiliates incur or are affected by a Limestone Securities Law Violation;

(v) By either Hilliard Bender or Limestone at any time after January 31, 2015 (the “Termination Date”), upon notification to the other Parties by the terminating Party if the Closing shall not have occurred on or before the Termination Date and such failure to consummate the Closing on or before the Termination Date was not primarily caused by a breach of this Agreement by the terminating Party; or

(vi) By either Hilliard Bender or Limestone if there shall be in effect a final non-appealable Order of a Governmental Entity of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the Parties shall promptly appeal any adverse determination which is not non-appealable (and pursue such appeal with reasonable diligence); provided, however, that the right to terminate this Agreement shall not be available to a Party if such Order was primarily due to the failure of such Party to perform any of its obligations under this Agreement.

9.2   Obligations Subsequent to Termination.  If this Agreement is terminated, this Agreement and all rights and obligations of the Parties under this Agreement shall automatically end without Liability against any Party or its Affiliates, except that (a) the provisions in Article I, Section 8.3, this Article X, Article XII (except for Section 12.9) will remain in full force and survive any termination of this Agreement and (b) nothing in this Article X shall be deemed to release any Party from any Liability for (i) Willful Breach by the applicable Party or (ii) any Loss arising from a Limestone Securities Law Violation.  The failure of Limestone to have adequate funding to consummate the transactions contemplated by this Agreement after all conditions to Closing contained in Section 4.1 and Section 4.3 (other than those conditions to Closing which by their terms will be satisfied at the Closing) are met shall be in all cases treated in the same manner as a Willful Breach hereunder.

ARTICLE X
TAX MATTERS

10.1   Taxes.  Notwithstanding anything to the contrary elsewhere in this Agreement, each of Hilliard Bender and Limestone shall be responsible for their own transfer taxes, together with any penalties or interest thereon, imposed upon each respective Party or its respective Affiliates by applicable Law.

10.2   Allocations.  Except as otherwise provided in this Agreement, whenever it is necessary for purposes of this Agreement to determine the portions of any taxes with respect to the ownership of the HB Interest which are allocable to any taxable year or period beginning on or before, and ending after, the Closing Date, the determination shall be made on a closing of the books basis.

10.3   Cooperation.  HB Members and Limestone shall reasonably cooperate with each other in the conduct of any tax contest or other proceeding involving or otherwise relating to Hilliard Bender or the HB Interest with respect to any tax, and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 11.3.

ARTICLE XI
MISCELLANEOUS

11.1    Assignment.  This Agreement and the rights and obligations hereunder may not be assigned or transferred by any Party without the prior written consent of the other Parties and any attempt to do so will be void.

11.2     No Third-Party Beneficiaries.  This Agreement is for the sole benefit of the Parties and their successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the Parties and their successors and permitted assigns, any legal or equitable rights hereunder, except for the rights of the Limestone Indemnified Parties and Seller Indemnified Parties to indemnity pursuant to Article IX.

11.3   Amendments and Waivers.  No amendment or waiver in respect of this Agreement shall be effective unless, in the case of an amendment, such amendment shall be in writing, designated an amendment and signed by the Parties, and, in the case of a waiver, such waiver shall be in writing, designated a waiver, specifically refer to this Agreement and be signed by the Party which is entitled to the benefit of the term or condition being waived.  No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.  All remedies, whether under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

11.4   Notices.  All notices, requests, demands and other communications hereunder shall be in writing and personally delivered, sent by certified mail or overnight courier to the following addresses:

If to Limestone:

Limestone Energy Holdings, Inc.
2400 W Cypress Creek Rd., Suite 111
Fort Lauderdale, FL 33309
Attn: David F. Levy, President
Fax:  954 337 2797
email: david@italkmobility.com

With a Copy to:

___________________________
___________________________
___________________________
___________________________

If to Hilliard Bender:

Sydney D. Camper
2805 East Oakland Park Blvd
Suite 321
Fort Lauderdale, FL 33306
trip@usa.net

With a copy to:

Bowman S. Garrett, Jr.
141 Westchester Way
Alpharetta, GA 30005
bsgjr@mindspring.com

Any Party hereto may, from time to time, give to the other Party written notice, in the manner provided for herein, of some other address to which communications to such Party shall be sent, in which event notices to such Party shall be sent to such address.  All notices shall be deemed to have been duly given:  (a) when served personally on the Party to whom notice is to be given, (b) when sent via facsimile transmission to the facsimile number given above with written (which may include electronic) confirmation of transmission, and (c) three (3) Business Days following the day sent by Federal Express or similar reputable express courier to the address given above.

11.5   Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall only constitute one instrument.  To facilitate the execution and delivery of this Agreement, the Parties may execute and exchange counterparts of the signature pages by facsimile or e-mail, and the signature page of any Party to any counterpart may be appended to any other counterpart.

11.6   Entire Agreement.  This Agreement, together with all Exhibits, Schedules and the Disclosure Schedule hereto, contains the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, whether written or oral, relating to such subject matter.  EACH PARTY ACKNOWLEDGES AND AGREES THAT IT WAS REPRESENTED BY COUNSEL IN CONNECTION WITH THE NEGOTIATION AND EXECUTION OF THIS AGREEMENT, THAT THE NORMAL RULE OF CONSTRUCTION TO THE EFFECT THAT ANY AMBIGUITIES ARE TO BE RESOLVED AGAINST THE DRAFTING PARTY SHALL NOT BE EMPLOYED IN THE INTERPRETATION OF THIS AGREEMENT OR ANY EXHIBITS, SCHEDULES OR AMENDMENTS HERETO AND THAT IT HAS NOT BEEN INDUCED TO ENTER INTO THIS AGREEMENT, OR ANY DOCUMENTS REFERRED TO IN THIS AGREEMENT, IN RELIANCE UPON, NOR HAS IT BEEN GIVEN, ANY WARRANTY, REPRESENTATION, STATEMENT, AGREEMENT OR UNDERTAKING OF ANY NATURE WHATSOEVER, OTHER THAN AS EXPRESSLY SET OUT IN THIS AGREEMENT OR ANY DOCUMENTS REFERRED TO IN THIS AGREEMENT.

11.7   Expenses.  In the event a dispute arises between the Parties under this Agreement and suit is instituted, the prevailing Party shall be entitled to recover its costs and reasonable attorneys’ fees from the non-prevailing Party.  As used herein, costs and reasonable attorneys’ fees include any costs and attorneys’ fees in any appellate proceeding.

11.8   Severability.  If any term or provision hereof is illegal or invalid for any reason under Law, and if the rights or obligations of any Party under this Agreement will not be materially and adversely affected thereby, (a) such term or provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable term or provision had never comprised a part hereof and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable term or provision or by its severance here from.

11.9   Specific Performance.  The Parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were breached.  It is accordingly agreed that, without the necessity of posting bond or other undertaking, the Parties shall be entitled to an injunction or injunctions to remedy any breach of this Agreement and to enforce specifically the terms and provisions hereof in accordance with its terms, this being in addition to any other remedy to which such Party is entitled under this Agreement or otherwise.  In the event that any arbitration, action or other proceeding should be brought in equity to enforce any of the provisions of this Agreement, no Party will allege, and the Parties hereby waive the defense, that there is an adequate remedy under applicable Law.

11.10   Press Release.  Except as required by applicable Law (in which case, to the extent practicable and not prevented by applicable Law, the other Parties shall be given (a) not less than twenty-four (24) hours’ prior notice of the content of such an announcement and (b) the opportunity to comment upon such announcement (which such comments shall be accepted in the reasonable discretion of the Party making such announcement)), no Party will, and each Party shall use commercially reasonable efforts to cause its Affiliates not to, without the prior written approval of Limestone and Hilliard Bender (which approval shall not be unreasonably withheld), issue or make any reports, statements or releases concerning this Agreement or the transactions contemplated hereby to the public or other third parties.

11.11   No Reliance.  No third party, other than a successor by operation of Law or an assignee permitted by this Agreement, is entitled to rely on any of the representations, warranties and agreements contained in this Agreement.  No Party assumes any Liability to any third party, other than an assignee permitted by this Agreement or any Person entitled to indemnity under this Agreement, due to any reliance on the representations, warranties and agreements contained in this Agreement.

11.12   Governing Law; Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, applicable to a contract executed and performed in such state, without giving effect to any conflicts of law principles that would refer any such matter to the laws of a different jurisdiction.  Each party hereto irrevocably submits to the exclusive jurisdiction of any state or federal court located within the County of Broward in the State of Florida for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby, and agrees to commence any such action, suit or proceeding only in such courts.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the Execution Date.

LIMESTONE ENERGY HOLDINGS, INC

By:	/s/ David F. Levy
David F. Levy
President
Date:________________

HILLIARD BENDER ENERGY, LLC

By:	/s/ Sydney D. Camper
Sydney D. Camper
Managing Member
Date:________________